Exhibit 10.50
CON-WAY INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED DECEMBER 2008

CON-WAY INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED DECEMBER 2008

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Page
9.10 Incompetence	12
9.11 Distribution in the Event of Taxation	12
9.12 Legal Fees To Enforce Rights	13
9.13 Payment of Withholding	13
9.14 Coordination with Other Benefits	13

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Preamble
The purpose of this Plan is to enhance the motivational value of the fees paid to non-employee directors, who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries, by providing them the opportunity to defer cash compensation. The Plan is intended to aid the Company and its subsidiaries in attracting and retaining directors and give them an incentive to increase the profitability of the Company and its subsidiaries.
The Company maintains this Plan pursuant to Election Forms completed by Directors in advance of each Plan Year. In order to provide more complete documentation for the Plan, the Company previously adopted restatements of the Plan effective January 1, 1998 (the “Original Effective Date”) and January 1, 2008. The Company hereby further amends and restates the Plan effective January 1, 2009 (the “Effective Date”) to conform certain governance and administrative positions with those of the 2005 Deferred Compensation Plan for Non-Employee Directors (December 2008 Restatement).
ARTICLE I
Definitions
For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1 “Account Balance” means the sum of (i) amounts credited to a Participant’s Cash Account, plus (ii) Phantom Stock Units credited to a Participant’s Phantom Stock Account, reduced (iii) by all distributions made in accordance with the terms and conditions of this Plan. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to this Plan.
1.2 “Administrative Appendix” means the rules and procedures governing the administration of this Plan, as set forth in a separate appendix which by this reference is specifically incorporated into the Plan.
1.3 “Annual Deferral Amount” means that portion of a Participant’s annual retainer fee, meeting fees, and chair fees, if applicable, that a Participant elects to have and is deferred, in accordance with the Plan, for any one Plan Year. In the event of death or Termination of Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.
1.4 “Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with the Plan, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.5 “Board” means the Board of Directors of the Company.
1.6 “Cash Account” shall mean that portion of a Participant’s Account Balance that is not credited to such Participant’s Phantom Stock Account.
1.7 “Change in Control” means a change in control of the Company, which will be deemed to have occurred if:
a.	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the outstanding common stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding voting securities;

b.	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Original Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Original Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended;

c.	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined), directly or indirectly, acquired 25% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its “affiliates,” as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act); or

d.	the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
1.8	“Claimant” means any Participant or Beneficiary of a deceased Participant who makes a claim for determination under the Plan.

1.9	“Code” means the Internal Revenue Code of 1986, as amended.

1.10	“Committee” means the Director Affairs Committee of the Board or its delegates.

1.11	“Common Stock” means the common stock, par value $0.625 per share, of the Company.

1.12	“Company” means Con-way Inc., a Delaware corporation.

1.13	“Con-way Administrative Committee” means the committee delegated by the Compensation Committee of the Board to serve as the named fiduciary of the Company’s tax-qualified retirement plans.

1.14	“Director” means a non-employee member of the Board.

1.15	“Distribution Event” shall mean: (a) in the case of a withdrawal for an Unforeseeable Financial Emergency, the date the Plan Administrator approves the payout, provided that a Distribution Event shall only be deemed to have occurred for the portion of the Participant’s Account Balance that is approved to be paid out; (b) in the case of death, the date of death; (c) in the case of a Fixed Date Distribution, the last day of the Plan Year immediately preceding the Plan Year chosen by the Participant on the Election Form for such distribution; and (d) in the case of a Termination Benefit, the last day of the Plan Year in which the Termination of Service occurred.

1.16	“Dividend Equivalent” means an amount representing the dividend paid on that number of shares of Common Stock equal to the number of Phantom Stock Units credited to a Participant’s Phantom Stock Account as of the record date for such dividend.

1.17	“Election Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to make an election under the Plan. A Participant may complete and return the Election Form electronically and such electronic transmission shall be treated as a valid signature.

1.18	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19	“Fair Market Value” of a share of Common Stock as of a particular date shall mean the closing price per share of Common Stock on the New York Stock Exchange on the last trading day immediately preceding such date.

1.20	“Fixed Date Distribution” means a distribution of an Annual Deferral Amount, plus returns credited in accordance with the Plan, to be made during a future month of January specified by the Participant in accordance with Section 4.1.

1.21	“Participant” for any Plan Year means any Director who commences participation in accordance with Article 2.

1.22	“Phantom Stock Account” shall mean that portion of a Participant’s Account Balance which is credited with Phantom Stock Units.

1.23	“Phantom Stock Unit” shall mean a unit which shall at all times be equal in value to one whole share of Common Stock.

1.24	“Plan” means the Company’s Deferred Compensation Plan for Non-Employee Directors, Amended and Restated December 2008, evidenced by this instrument, as amended from time to time and as supplemented by the Administrative Appendix.

1.25	“Plan Administrator” means the Committee, or any person or persons to whom the Committee delegates its authority or any portion thereof.

1.26	“Plan Entry Date” means January 1 of each Plan Year.

1.27	“Plan Year” means the period beginning on January 1 of each year and continuing through December 31 of that year.

1.28	“Termination Benefit” means the benefit set forth in Section 4.3.

1.29	“Termination of Service” means cessation of membership on the Board for any reason.

1.30	“Unforeseeable Financial Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Plan Administrator.
ARTICLE II
Eligibility, Enrollment.
2.1	Eligibility. Participation in the Plan shall be limited to Directors who are not employed by the Company or any member of the Company’s controlled group of corporations.
2.2	Enrollment Requirement. The Plan Administrator shall establish from time to time such enrollment requirements as it determines in its sole discretion are necessary.
2.3	Commencement of Participation. Provided a Director has met all enrollment requirements set forth by the Plan Administrator, the Director may commence participation in the Plan on the Plan Entry Date that immediately follows the Director’s election to participate in the Plan.
ARTICLE III
Returns
Prior to distribution, returns in respect to a Participant’s Cash Account and Phantom Stock Units in respect to a Participant’s Phantom Stock Account shall be credited as provided in the Administrative Appendix.
ARTICLE IV
Distribution to Participant
4.1	Fixed Date Distribution.
a.	In connection with each election to defer an Annual Deferral Amount, a Participant may, subject to subsection (b), elect to receive a distribution from the Plan with respect to that Annual Deferral Amount in the month of January one or more years after the Plan Year of deferral and prior to Termination of Service. This Fixed Date Distribution shall be an amount that is equal to the sum of the Annual Deferral Amount and returns credited in accordance with the Plan. The calendar year in which the Fixed Date Distribution is made or commences shall be elected at the time of the election to defer the Annual Deferral Amount and is irrevocable. The Fixed Date Distribution shall be paid in a lump sum or annual installments over a period of up to five (5) years, as determined in accordance with the rules in Section 4.4.

b.	If a Participant who has elected one or more Fixed Date Distributions has a Termination of Service before the start of the Plan Year in which the Participant’s Fixed Date Distribution is to be made or commenced, the Participant’s Account Balance shall be paid at the time and in the form elected by the Participant in accordance with Section 4.4 and not as the Fixed Date Distribution.
4.2	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Plan Administrator to (i) suspend any deferrals required to be made by the Participant and/or (ii) receive a partial or full payout from the Plan. The Plan Administrator may, in its sole discretion, accept or deny such petition. Any payout shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. The suspension shall continue for such period of time and/or the reinstatement of deferrals shall occur at a date, as specified by the Plan Administrator, in its sole discretion. If the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval.
4.3	Termination Benefit. Upon a Participant’s Termination of Service, the Participant shall be entitled to receive a Termination Benefit, payable in accordance with the terms of Section 4.4, which shall be equal to the Participant’s Account Balance determined as of the date of the Termination of Service, plus returns credited to the Participant’s Account Balance in accordance with the Plan.
4.4	Payment of Termination Benefit. A Participant may elect on the Election Form prior to the beginning of each Plan Year to receive the Termination Benefit for such Plan Year in a lump sum or in annual installments over a period of up to five (5) years. The lump sum payment or the first installment shall be made in the month of January of the year following the Plan Year in which the Termination of Service occurs. For purposes of payment, the Participant’s Account Balance shall be divided into subaccounts, one for each form elected by the Participant. Notwithstanding the foregoing, payment shall be made in a lump sum as follows in lieu of any different form provided on the Election Form then in effect:
a.	If the Participant incurs a Termination of Service within one year after a Change in Control, the Termination Benefit shall be paid in a lump sum within twenty (20) days of the Termination of Service; provided, however, that solely for purposes of this Section 4.4(a), the date of Termination of Service shall be deemed to be a Distribution Event and returns shall cease to be credited to the Participant’s Account Balance in accordance with the Plan.

b.	If the balance in a Participant’s Cash Account plus the Fair Market Value of the shares of Common Stock underlying the Phantom Stock Units credited to such Participant’s Phantom Stock Account is under $25,000 (or such other dollar amount designated by the Plan Administrator from time to time in its sole discretion) on the date of Termination of Service, such Termination Benefit shall be paid in a lump sum to the Participant in the month of January following the Plan Year of Termination of Service.
ARTICLE V
Distribution to Beneficiary
If a Participant dies with an Account Balance, the total Account Balance shall be paid to the Participant’s Beneficiary within ninety (90) days after the date of death.
ARTICLE VI
Termination, Amendment or Modification
6.1	Termination. The Company reserves the right to terminate the Plan at any time. Prior to a Change in Control, the Plan Administrator shall have the right, at its sole discretion, and notwithstanding any elections made by the Participant to pay the then outstanding Account Balance in a lump sum. After a Change in Control, the Company shall be required to pay such benefits in a lump sum.
6.2	Amendment. The Board may, at any time, amend or modify the Plan in whole or in part, provided, however, that no amendment or modification shall deprive a Participant or a Beneficiary of a material right accrued hereunder prior to the date of the amendment or materially and adversely affect the payment of benefits to any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification unless the Participant or Beneficiary so affected consents in writing to the amendment or modification. Notwithstanding the foregoing, the Board may amend the Plan retroactively to the extent the Board is of the opinion that such an amendment is required (i) to avoid the imposition of additional tax liabilities on a Participant under Code section 409A or (ii) to avoid the application of Code section 409A to benefits hereunder or (iii) to conform the Plan to the provisions and requirements of any applicable law, provided that no such amendment may reduce any Participant’s Account Balance. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.

6.3	Effect of Payment. The full payment of the applicable benefit under Articles 4 or 5 of the Plan shall completely discharge all obligations to a Participant under this Plan.
ARTICLE VII
Administration
7.1	Plan Sponsor and Administrator. The Company is the Plan Sponsor. The Committee is the Plan Administrator.
7.2	Powers and Authority of the Company. The Company, acting through the Board, has the following absolute powers and authority under the Plan:
a.	To amend or terminate the Plan, at any time and for any reason (subject to Sections 6.1 and 6.2);

b.	To determine the amount, timing, vesting, and other conditions applicable to Plan contributions and benefits;

c.	To set aside funds to assist the Company to meet its obligations under this Plan, provided that the funds are set aside in a manner that does not result in immediate taxation to Participants;

d.	To establish investment policy guidelines applicable to funds (if any) set aside under (c);

e.	To establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits under the Plan;

f.	To take any such other actions as it deems advisable to carry out the purposes of the Plan; and

g.	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan.
7.3	Plan Administrator. The Company has appointed the Committee to act as Plan Administrator. All actions taken by the Committee, or by its delegate, as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan, subject only to the claims procedures in the Administrative Appendix. All findings, decisions and determinations of any kind made by the Plan Administrator or its delegate shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. The Plan Administrator has the following powers and authority under the Plan:

a.	In the exercise of its sole, absolute, and exclusive discretion, to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all non-routine claims for benefits and to determine all issues relating to eligibility for benefits;

b.	To authorize withdrawals due to Unforeseeable Financial Emergency;

c.	To carry out day-to-day administration of the Plan, including notifying individuals of their eligibility to participate in the Plan and of the provisions of the Plan, processing distributions, establishing enrollment requirements, approving and processing Election Forms, providing Participants with statements of Account and approving and processing changes in the time and/or form of distributions;

d.	To establish administratively reasonable dates, times, and periods, to the extent that the terms of the Plan provide for the Plan Administrator to do so;

e.	To prepare forms necessary for the administration of the Plan, including Election Forms, beneficiary designation forms, investment designation forms, and any other form or document deemed necessary to the effective administration of the Plan;

f.	To approve and adopt communications to be furnished to Participants explaining the material provisions, terms, and conditions of the Plan;

g.	To negotiate and document agreements with Plan service providers;

h.	To amend the Plan for legal, technical, administrative, or compliance purposes, as recommended by legal counsel;

(i)	To amend the Administrative Appendix and the Compliance Appendix;

i.	To work with Plan service providers to ensure the effective administration of the Plan; and

j.	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan, any such delegation to carry with it the full discretion and authority vested in the Plan Administrator.
7.4	Binding Effect of Decisions. The finding, decision, determination or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon any and all persons having any interest in the Plan, subject only the Plan’s claims rules. No findings, decisions or determinations of any kind made by the Plan Administrator shall be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner.
7.5	Indemnification. The Company shall indemnify and hold harmless the named fiduciaries and any officers or employees of the Company and its subsidiaries to which fiduciary responsibilities have been delegated from and against any and all liabilities, claims, demands, costs and expenses including attorneys fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such person. The Company shall have the right, but not the obligation, to conduct the defense of such person in any proceeding to which this paragraph applies.
7.6	Stock Subject to the Plan. Unless otherwise determined by the Board, shares of Common Stock utilized for purposes of distributions of Plan benefits shall consist of shares held in the Company’s treasury.
7.7	Equitable Adjustment. In the event that the Plan Administrator shall determine that any dividend or other distribution (whether in the form of cash or Common Stock or other property), or recapitalization, Common Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Plan Administrator shall make such equitable changes or adjustments as it deems necessary to any or all of the number of Phantom Stock Units credited to Participants’ Phantom Stock Accounts and/or the number and kind of shares of stock to which such Phantom Stock Units relate or that may thereafter be distributed in respect of amounts credited to a Participant’s Phantom Stock Account.
ARTICLE VIII
Claims Procedures
The Plan’s claims procedures are set forth in the Administrative Appendix.
ARTICLE IX
Miscellaneous
9.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Any and all of the Company’s assets shall be, and remain, its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
9.2	Company’s Liability. Amounts payable to a Participant or Beneficiary under this Plan shall be paid from the general assets of the Company (including without limitation the assets of any trust established to fund payment of obligations hereunder) exclusively.
9.3	Nonassignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable, except that the foregoing shall not apply to any family support obligations set forth in a court order. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
9.4	Furnishing Information. A Participant will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.
9.5	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
9.6	Governing Use. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California, to the extent not preempted by federal law.
9.7	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, return receipt requested, to:
Con-way Inc.
Director Affairs Committee
Deferred Compensation Plan for Non-Employee Directors
2855 Campus Drive, Suite 300
San Mateo, California 94403

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
9.8	Successors. The provisions of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.
9.9	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.
9.10	Incompetence. If the Plan Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Plan Administrator may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate and/or such indemnification of the Plan Administrator and the Company and security, as it deems appropriate, in its sole discretion, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
9.11	Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Plan Administrator for a distribution of assets sufficient to meet the Participant’s tax liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to that Participant’s federal, state and local tax liability associated with such event of taxation (which amount shall not exceed a Participant’s accrued benefit under the Plan), such tax liability shall be measured by using that Participant’s then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall reduce the benefits to be paid under this Plan.

9.12	Legal Fees To Enforce Rights. If the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel chosen by the Participant and agrees to pay reasonable legal fees and expenses of the Participant incurred in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any director, officer, shareholder or other person affiliated with the Company, or any successor thereto in any jurisdiction, provided that such Participant prevails in such action.
9.13	Payment of Withholding. As a condition of receiving benefits under the Plan, the Participant shall pay the Company not less than the amount of all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or entitlement to benefits hereunder. The Company may withhold taxes from any benefits paid and/or from Directors fees, in its sole discretion.
9.14	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Directors. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. In no event shall distributions under the Plan prior to Termination of Service have the effect of increasing payments otherwise due under the various retirement plans of the Company and its subsidiaries.
IN WITNESS WHEREOF, the Company has amended and restated this Plan as of December                      , 2008.

CON-WAY INC.
By:
Jennifer W. Pileggi
Its: Senior Vice President, General Counsel and Secretary

ADMINISTRATIVE APPENDIX
TO
CON-WAY INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED DECEMBER 2008
This Administrative Appendix to the Con-way Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) sets forth the rules and procedures governing the administration of the Plan as applied to benefits under such Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Plan.
A. Claims Procedures

A.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant:

A.2	Notification of Decision. The Plan Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

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(iii)	a description of any additional material or information necessary for the Claimant to clarify or perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section A.3 below.

A.3	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

A.4	Decision on Review. The Plan Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Plan Administrator deems relevant.

A.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article A is a mandatory prerequisite to a Participant’s right to commence any legal action with respect to any claim for benefits under this Plan.
B. Deferral Commitments
The Company continues to maintain this Plan, however, deferral elections under this Plan ceased on December 31, 2004 and no deferrals are permitted under this Plan for compensation earned after that date. The Company’s 2005 Deferred Compensation Plan for Non-Employee Directors governs the deferral of compensation earned after December 31, 2004.

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B.1	Permissible Deferrals. A Participant may elect to defer for each Plan Year either of the following:
a.	Minimum. The annual retainer portion of the Participant’s Director fees payable in the Plan Year.

b.	Maximum. The annual retainer and all meeting fees, plus all chair fees, if applicable, payable in the Plan Year.

B.2	Election to Defer.
(a)	Annual Deferrals. The Participant shall make a deferral election by delivering to the Plan Administrator a completed and signed Election Form prior to the intended Plan Entry Date. For each succeeding Plan Year, a new Election Form must be delivered to the Plan Administrator, in accordance with the rules set forth above. If the Election Form is not delivered prior to the Plan Entry Date for a Plan Year, no Annual Deferral Amount shall be deferred for that Plan Year.

(b)	Annual Election of Phantom Stock Units. If permitted by the Plan Administrator, prior to or during the month of January of each Plan Year, each Participant shall have the opportunity to elect (an “Investment Change”) to transfer all or a portion of such Participant’s Cash Account to such Participant’s Phantom Stock Account; provided, however, that an Investment Change may not be elected with respect to any portion of a Participant’s Cash Account that has been designated for a Fixed Date Distribution (the “Excluded Portion”). The amount to be subject to an Investment Change may be determined as a dollar amount or a percentage of the Participant’s Cash Account (excluding the Excluded Portion); provided, however, that no less than five thousand dollars ($5,000) may be made subject to an Investment Change. The amount subject to an Investment Change shall be transferred in accordance with such Participant’s conversion election and Participants may elect to convert all, or less than all, of one or more Plan Year Account Balances into Phantom Stock Units in any order; provided, however, that if a Participant fails to make a conversion election, the amount subject to an Investment Change shall be transferred, first, from such Participant’s earliest deferral under the Plan, and thereafter from subsequent deferrals under the Plan in the order in which they were elected until the entire amount subject to the Investment Change shall have been transferred. Each Investment Change election made by a Participant pursuant to this Section B.2(b) shall be irrevocable when made and shall be effective as of the February 1 following the date that the election is made; provided, however, if the Company’s General Counsel shall have determined that the blackout period for trading in Company securities shall be in effect as

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to that Participant on February 1, then the Investment Change election shall be null and void. The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account pursuant to an Investment Change shall be determined in accordance with Section C.1(b).

B.3	Withholding of Deferral Amounts. For each Plan Year, the Annual Deferral Amount shall be withheld at the time or times the Participant’s Director fees otherwise would be paid to the Participant.
C. Returns Credited to Account Balances

C.1	Returns and Crediting During the Deferral Period. Prior to any distribution of benefits under the Plan, returns in respect of a Participant’s Cash Account and Phantom Stock Units in respect of a Participant’s Phantom Stock Account shall be credited as follows:
(a)	Cash Account. With respect to the portion of an Annual Deferral Amount for a Plan Year which a Participant has elected to have credited to his or her Cash Account, returns shall be credited to such Participant’s Cash Account as though such Annual Deferral Amount was withheld on the Participant’s Plan Entry Date for that Plan Year.
(1)	Effective as of the Effective Date, the balance in each Participant’s Cash Account shall be compounded quarterly, as of the last day of each calendar quarter, using the prime rate of the Bank of America N.T. & S. A. (or such other rate as the Plan Administrator may determine in its sole discretion prior to the beginning of a Plan Year) in effect as of the first day of such calendar quarter.

(2)	Alternatively, a Participant may elect to have one or more funds selected by the Participant from a list of available funds apply to all or any portion of the Participant’s Cash Account. After any such election becomes effective, such portion of such Participant’s Cash Account will no longer be credited with interest based on the prime rate of the Bank of America N.T. & S. A. (or such other rate as the Plan Administrator may determine in its sole discretion prior to the beginning of a Plan Year), and the performance of the funds selected by such Participant shall determine the gains or losses attributable to such portion of such Participant’s Cash Account (which portion shall be referred to hereafter as the “Invested Portion”). The list of available funds will be those designated by the Con-way Administrative Committee under the Company’s 2005 Deferred Compensation Plan for Non-Employee Directors, as from time to time amended, and the Participant may select from among the available funds under procedures substantially similar to the procedures that apply under such plan. Any election under this

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Section C.1(a)(ii) shall take effect as of the date that the election is made and shall be irrevocable.
For purposes of this Section C.1(a), amounts that are transferred to a Participant’s Phantom Stock Account in a Plan Year pursuant to an Investment Change shall be credited with a return in respect of such Plan Year equal to one-twelfth (1/12) of the return for the full Plan Year.
c.	Phantom Stock Account. A Participant’s Phantom Stock Account shall consist of that number of Phantom Stock Units credited with respect to (i) amounts transferred pursuant to an Investment Change in accordance with Section C.2(b) and (ii) Dividend Equivalents credited in respect of Phantom Stock Units previously credited to the Participant’s Phantom Stock Account, in each case as set forth below:
(1)	The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account pursuant to an Investment Change shall be determined by dividing (A) the dollar amount subject to the Investment Change by (B) the Fair Market Value per share of Common Stock as of February 1 of the Plan Year to which the Investment Change relates, and

(2)	The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account in respect of Dividend Equivalents shall be equal to (A) the per share dividend paid on a share of Common Stock, multiplied by (B) the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account as of the record date for such dividend, divided by (C) the Fair Market Value per share of Common Stock as of the payment date for such dividend, such crediting to be made as of such payment date.

C.2	Date Through Which Crediting Under Section C.1 Occurs.
d.	Crediting Up to a Distribution Event. A Participant’s Cash Account and Phantom Stock Account will be credited with returns in accordance with Section C.1 up to the date of a Distribution Event; provided, however, that in the case of a Termination of Service or Fixed Date Distribution, any Invested Portion of a Participant’s Cash Account will be credited with returns in accordance with Section C.1(a)(ii) up to that date which is the fifteenth (15th) day prior to a Distribution Event or such other administratively reasonable date prior to the date of a Distribution Event as may be determined by the Plan Administrator; and, provided, further, that in the case of a Termination of Service or Fixed Date Distribution, a Participant’s Phantom Stock Account will be credited with returns in accordance with Section C.1(b) up to that date which is the fifteenth

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(15th) day prior to the date of a Distribution Event or such other administratively reasonable date prior to the date of a Distribution Event as may be determined by the Plan Administrator.

e.	Crediting Subsequent Returns. For purposes of crediting subsequent returns in the event that installment payments are made pursuant to Section C.3(b)(i), a Participant’s Cash Account (less the Invested Portion) shall be reduced as of the day on which each installment payment is made. For purposes of crediting subsequent returns in the event that installment payments are made pursuant to Section C.3(b)(ii) or Section C.4, the Invested Portion of a Participant’s Cash Account or Phantom Stock Account, as the case may be, shall be reduced as of that date which is the fifteenth (15th) day prior to the last day of the Plan Year immediately preceding the Plan Year in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator.

C.3	Cash Account Returns and Installment Distributions. In the event a benefit is paid in installments, a Participant’s unpaid Cash Account shall be credited as follows:
f.	Crediting.
(1)	Effective as of the Effective Date, as of the last day of each calendar quarter, the undistributed Cash Account (other than the Invested Portion) shall be credited with a return equal to the prime rate of the Bank of America N.T. & S. A. (or such other rate as the Plan Administrator may determine in its sole discretion prior to the beginning of a Plan Year) in effect as of the first day of such calendar quarter.

(2)	The Invested Portion of a Participant’s undistributed Cash Account shall continue to be credited with returns as provided in Section C.1(a)(ii).

(3)	Returns shall start to accrue under this Section C.3 as of the date that returns cease to accrue under Section C.2 above.
g.	Installments.
(1)	The installment payments of a Participant’s Cash Account (other than the Invested Portion) shall be determined by dividing the Participant’s Cash Account (less the Invested Portion) at the time of the commencement of the installment payments by the number of

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payments over the installment period. Each payment determined above will be considered the principal portion of the installment payment. In addition, each installment payment will include a return calculated for the preceding year in the manner set forth in Section C.3(a)(i) above. Installment payments shall commence in the month of January following such Participant’s Fixed Date Distribution or Termination of Service. All additional installment payments shall be paid in the month of January of succeeding years.

(2)	Installment payments of the Invested Portion of a Participant’s Cash Account shall be determined based on the value of the Invested Portion as of that date which is the fifteenth (15th) day prior to the last day of the Plan Year immediately preceding the Plan Year in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator. The amount of each installment payment made with respect to the Invested Portion of a Participant’s Cash Account shall be determined by dividing the Invested Portion of a Participant’s Cash Account (as valued in accordance with this Section C.3(b)(ii)) by the number of remaining installment payments (including the installment payment being made at that time). Installment payments shall commence in the month of January following such Participant’s Fixed Date Distribution or Termination of Service. All additional installment payments shall be paid in the month of January of succeeding years.

C.4	Phantom Stock Account Distributions. Unless the Plan Administrator, in its sole discretion, elects to make all or part of a distribution in cash, distributions from a Participant’s Phantom Stock Account shall be made in the form of (i) one share of Common Stock for each whole Phantom Stock Unit, plus (ii) cash in lieu of any fractional Phantom Stock Unit, determined based on the Fair Market Value of a share of Common Stock as of the date of the Distribution Event; provided, however, that in the case of a Termination of Service or Fixed Date Distribution, such determination will be based on the Fair Market Value of a share of Common Stock as of that date which is the fifteenth (15th) day prior to the date of a Distribution Event or such other administratively reasonable date prior to the date of a Distribution Event as may be determined by the Plan Administrator. If a Participant’s Phantom Stock Account balance is to be distributed in installments, (a) the number of shares of Common Stock to be delivered in a particular installment shall be determined by dividing the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account immediately prior to such installment by the remaining number of installments (with any fractional Phantom Stock Units paid in cash, in accordance with clause (i) above) and (b) notwithstanding anything in Section C.2 to the contrary, Dividend Equivalents

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shall continue to accrue and be credited to such Participant’s Phantom Stock Account in accordance with Section C.1(b)(ii) during the installment period with respect to Phantom Stock Units that remain credited to such Phantom Stock Account. Installment payments shall be determined based on the value of the Plan Year Account Balance as of that date which is the fifteenth (15th) day prior to the last day of the Plan Year immediately preceding the Plan Year in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator.

C.5	Statement of Accounts. The Plan Administrator shall send to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Plan Administrator deems desirable setting forth the amount of the Participant’s Account Balance.

C.6	Fair Market Value. Notwithstanding Section 1.19 to the contrary, with respect to calculations made pursuant to Sections B and C relating to the crediting of an Investment Change, the Fair Market Value of a share of Common Stock shall mean the closing price per share of Common Stock on the New York Stock Exchange on February 1 of the relevant year (or, if February 1 falls on a non-trading day, the immediately preceding trading day).
D. Beneficiary Designation

D.1	Beneficiary. Each Participant shall designate a Beneficiary to receive any benefits payable under the Plan upon the Participant’s death.

D.2	Beneficiary Designation. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and submitting it to the Plan Administrator or its delegate. A Participant shall have the right to change a Beneficiary at any time without the consent of the Beneficiary, by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the receipt by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant with the Plan Administrator prior to death.

D.3	Spousal Consent. A married Participant’s designation of someone other than the Participant’s Spouse as primary beneficiary shall not be effective unless the Spouse executes a consent in writing that acknowledges the effect of the designation and is witnessed by a plan representative or notary public. No consent is required if it is established to the satisfaction of the Plan Administrator that consent cannot be obtained because the Spouse cannot be located.

D.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, the Participant’s designated Beneficiary shall be deemed to be the surviving Spouse. If the Participant has no surviving Spouse, the benefits otherwise payable to a Beneficiary shall be paid to the Participant’s estate.

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D.5	Doubt as to Beneficiaries. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Plan Administrator shall pay such amounts to the Participant’s estate.

D.6	Discharge of Obligations. The payment of benefits under the Plan to a Participant or Participant’s Beneficiary shall fully and completely discharge the Company from all obligations under this Plan with respect to the deceased Participant, Beneficiaries, and any others that may be entitled to such benefits.

D.7	Beneficiary Designation Form. “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries. A Participant may complete and return the Beneficiary Designation Form electronically and such electronic transmission shall be treated as a valid signature.

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